F
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
The Walt Disney Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT DATED MARCH 5, 2026
TO
2026 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
DATED JANUARY 22, 2026
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 18, 2026

WITHDRAWAL OF SHAREHOLDER PROPOSAL

This Supplement provides updated information with respect to the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of The Walt Disney Company (the “Company”) to be held on March 18, 2026.

On January 22, 2026, the Company filed its 2026 Notice of Annual Meeting of Shareholders and Proxy Statement (the “Proxy Statement”) with the Securities and Exchange Commission. This Supplement should be read together with the Proxy Statement.

Withdrawal of Shareholder Proposal
National Center for Public Policy Research, the proponent of Proposal 5: Report on the Expected and Potential Return on Investment from Climate Commitments (“Proposal 5”), has withdrawn the proposal. Accordingly, Proposal 5 will not be presented at or voted on at the Annual Meeting, nor will any votes cast in regard to Proposal 5 be tabulated or reported.

Voting Matters
Notwithstanding the withdrawal of Proposal 5, the proxy card and voting instruction forms distributed or available online with the Proxy Statement remain valid, and the Company will not distribute new proxy cards or voting instruction forms solely as a result of the withdrawal of Proposal 5. None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by properly executed proxy cards or voting instruction forms returned before the deadlines in the Proxy Statement will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already submitted your proxy or voting instruction, you do not need to take any action unless you wish to change or revoke your vote on any of the other matters. If you have not yet submitted your proxy or voting instruction, please do so as soon as possible, disregarding Proposal 5.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.